Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS

Somerset, N.J. – September 16, 2011 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the fourth quarter and full-year ended June 30, 2011. Catalent recognized net revenue of $448.8 million, an increase of $46.6 million, and $1.5 million of earnings from continuing operations, a decrease of $8.4 million, for the quarter compared to the fourth quarter of the prior fiscal year. On a full-year basis, the Company recorded net revenue of $1,640.3 million and net loss from continuing operations of $39.5 million, an increase of $14.1 million and $228.2 million, respectively, from the fiscal year ended June 30, 2010.

Adjusted EBITDA for the fourth quarter was $103.5 million, an increase of $17.7 million, or 21%, compared to the fourth quarter in the prior fiscal year. For the trailing-twelve-month period ended June 30, 2011, Adjusted EBITDA was $350.9 million, an increase of $17.7 million, or approximately 5%, compared to the trailing-twelve-month period ended March 31, 2011. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “The fourth quarter continues our trend of steadily improving financial performance over the last two fiscal years. During this time, we have added approximately $80 million of incremental EBITDA, a 29% increase over the period, while also improving our profit margins and working capital turnover. We attribute these good results to our commitment to operational excellence and quality in everything we do at Catalent. We look forward to carrying this positive momentum into the future. Paralleling the organic growth we have realized, the recently announced acquisition of Aptuit’s Clinical Trial Supplies business is completely consistent with our strategic plans to grow in this attractive market segment and we believe this acquisition will play an important role in the evolution of Catalent.”

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2011

Net revenue for the fiscal quarter ended June 30, 2011 was $448.8 million, an increase of $46.6 million, compared to $402.2 million for the same period of fiscal year 2010. The weaker U.S. dollar favorably impacted our revenue by 7%, or $29.9 million. Excluding the impact of foreign exchange, net revenue increased by $16.8 million, or 4%, during the three months ended June 30, 2011, primarily due to increased demand within Oral Technologies, Development and Clinical Services, and Sterile Technologies. These

increases were partially offset by declines within the Packaging Services segment related to lower demand, mostly attributable to customer in-sourcing. The Oral Technologies increase was a result of stronger demand for consumer health softgel and controlled release products within North America and Europe, as well as within our Zydis® delivery platform. The Development & Clinical Services volume increase was primarily related to strong demand for analytical and clinical services within North America and Europe. Within Sterile Technologies, the increase was related to increased demand for our sterile injectable and blow-fill-seal product offerings across North America and Europe.

Gross margin of $154.7 million increased $33.6 million, or 28%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted gross margin by 8%, or $9.1 million. Excluding the impact of foreign exchange, gross margin increased by $24.5 million, or 20%, primarily due to the increased demand and favorable product mix within the Oral Technologies segment, as well as revenue increases within the Development and Clinical Services and Sterile Technologies segments.

Selling, general and administrative expenses of $89.4 million increased by approximately 17%, or $12.8 million, compared to the same period of fiscal 2010. The U.S. dollar fluctuation increased selling, general and administrative expense by approximately 4%, or $3.1 million. Excluding the impact of foreign exchange, selling, general and administrative expenses increased 13%, or $9.7 million, as compared to the same period a year ago, primarily due to the timing of research and development expenses and investments in our sales and marketing function across our global network.

EBITDA from continuing operations for the fourth quarter of $79.8 million decreased $3.9 million from the same quarter in the prior fiscal year primarily driven by unusually high non-operating, non-cash foreign exchange translation gains on intercompany debt recorded in the prior-year period. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $11.8 million, or 15%, due primarily to an increase in demand for consumer health softgel, controlled release and Zydis® products across multiple geographies, as well as favorable product mix within the segment. Sterile Technologies segment EBITDA increased $7.7 million, due to the increased revenue within our injectable and blow-fill-seal offerings, as well as fixed overhead cost savings initiatives and improved efficiencies executed throughout the segment. Development and Clinical Services segment EBITDA increased $1.0 million, or 15%, compared to the same period of the prior fiscal year, due primarily to increased demand for clinical services and analytical science services within Europe and North America. Within Packaging Services, EBITDA increased $0.4 million as lower demand at our North American and European commercial packaging operations was more than offset by cost savings initiatives implemented to align with current volumes.

Results of Operations – Fiscal Year Ended June 30, 2011

Net revenue for the fiscal year ended June 30, 2011 was an increase of $14.1 million, or 1%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted revenue by less than 1%, or $6.0 million. Excluding the impact of foreign exchange, net revenue increased by $8.1 million, or 1%, during the fiscal year 2011. The increase was primarily due to increased demand within the Oral Technologies and Development & Clinical Services segments, partially offset by decreases within Packaging Services. The Oral Technologies increase was a result of stronger demand for prescription and consumer health softgels within multiple geographies, as well as an increase for controlled release products within North America and Europe, partially offset decreased market demand for Zydis® products realized in the first half of the year. The Development & Clinical Services volume increase was primarily related to strong demand for biologic and clinical services within North America and Europe. Within the Packaging Services segment, the decrease in revenue was driven by reduced demand for commercial packaging services, partially attributable to non-recurring H1N1 flu related volumes that the Company realized in the prior fiscal year as a result of the H1N1 pandemic, as well as due to continued customer in-sourcing. The Sterile Technologies segment was modestly ahead of the prior fiscal year due to strong demand within one of our European injectable facilities.

Gross margin increased $52.2 million, or 11%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted gross margin by less than 1%, or $1.6 million. Excluding the impact of foreign exchange, gross margin increased by $50.6 million, or 11%, primarily due to favorable product mix related to the revenue increases within the Oral Technologies segment, as well as the increased demand for biologic and clinical services within the Development and Clinical Services segment. Improved productivity and fixed manufacturing cost management within all of our segments also contributed to the margin expansion.

Selling, general and administrative expense increased by 5%, or $13.8 million, compared to the 2010 fiscal year and was not materially impacted by foreign exchange translation. The increase from the prior fiscal year was primarily related to an increase in research and development spending within our segments and investments in our sales and marketing function across our global network.

EBITDA from continuing operations for the fiscal year ended June 30, 2011 was $265.7 million, an increase of $229.7 million compared to the same period of fiscal year 2010, primarily due to non-cash goodwill and other asset impairment charges of $234.8 million taken in the prior fiscal year. Excluding the non-cash asset impairment charges, EBITDA was relatively flat over the comparable prior year period. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $31.1 million, or 12%, due to demand increases for prescription and consumer health softgel and controlled release products, as well as favorable product mix at several facilities. Development and Clinical Services EBITDA increased $7.0 million, or 26%, as a result of stronger demand for clinical and biologics projects, as well as due to the implementation of fixed manufacturing cost saving efficiencies across many of the division’s facilities. Sterile Technologies segment EBITDA increased $4.8 million, or 18%, as compared to prior year due to increased demand for non-flu pre-filled syringe products within one of our injectable facilities, as well as favorable product mix and manufacturing efficiency improvements within our blow-fill-seal facility. Within Packaging Services, EBITDA decreased $6.9 million, or 58%, primarily related to lower demand at our North American commercial packaging facilities primarily attributable to the non-recurring H1N1 flu volumes in the prior fiscal year, partially offset by the implementation of manufacturing indirect and selling, general and administration cost saving initiatives implemented across the segment.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/ (loss) from continuing operations. Included in this release is a reconciliation of net earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and risks and uncertainties, including satisfaction of specified conditions associated with the consummation of the acquisition of Aptuit’s Clinical Trial Supplies business. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, September 16, 2011, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,200 people at 24 facilities worldwide and generated more than $1.6 billion in fiscal 2011 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010

			Increase / (Decrease)
			$	%
Net revenue	$448.8	$402.2	$46.6	11.6%
Cost of products sold	294.1	281.1	13.0	4.6%

Gross margin	154.7	121.1	33.6	27.7%
Selling, general and administrative expenses	89.4	76.6	12.8	16.7%
Impairment charges and (gain)/loss on sale of assets	0.5	4.7	(4.2)	-89.4%
Restructuring and other	0.7	11.8	(11.1)	-94.1%
Property and casualty losses	10.5	—	10.5	N.M.

Operating earnings/(loss)	53.6	28.0	25.6	91.4%
Interest expense, net	44.1	38.8	5.3	13.7%
Other (income)/expense, net	2.4	(27.0)	29.4	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	7.1	16.2	(9.1)	-56.2%
Income tax expense/(benefit)	5.6	6.3	(0.7)	-11.1%

Earnings/(loss) from continuing operations	1.5	9.9	(8.4)	-84.8%
Earnings/(loss) from discontinued operations, net of tax	(4.1)	(0.3)	(3.8)	N.M.

Net earnings/(loss)	(2.6)	9.6	(12.2)	N.M.
Less: Net earnings/(loss) attributable to noncontrolling interest	1.5	2.3	(0.8)	-39.1%

Net earnings/(loss) attributable to Catalent	$(4.1)	$7.3	$(11.4)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010

			Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$320.9	$280.3	$40.6	14.5%
Segment EBITDA	95.2	77.2	18.0	23.3%

Sterile Technologies
Net revenue	58.4	45.1	13.3	29.5%
Segment EBITDA	9.4	1.0	8.4	N.M.

Packaging Services
Net revenue	31.0	42.3	(11.4)	-26.9%
Segment EBITDA	1.0	0.4	0.5	N.M.

Development & Clinical Services
Net revenue	46.6	37.9	8.7	23.0%
Segment EBITDA	8.4	6.8	1.7	25.0%

Inter-segment revenue elimination	(8.1)	(3.4)	(4.6)	N.M.

Unallocated Costs	(34.2)	(1.7)	(32.5)	N.M.

Combined Total
Net revenue	448.8	402.2	46.6	11.6%
EBITDA from continuing operations	$79.8	$83.7	$(3.9)	-4.7%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(audited, $ in millions)

	Fiscal Year Ended June 30, 2011	Fiscal Year Ended June 30, 2010

			Increase / (Decrease)
			$	%
Net revenue	$1,640.3	$1,626.2	$14.1	0.9%
Cost of products sold	1,121.8	1,159.9	(38.1)	-3.3%

Gross margin	518.5	466.3	52.2	11.2%
Selling, general and administrative expenses	311.2	297.4	13.8	4.6%
Impairment charges and (gain)/loss on sale of assets	3.6	234.8	(231.2)	-98.5%
Restructuring and other	14.7	24.6	(9.9)	-40.2%
Property and casualty losses	11.6	—	11.6	N.M.

Operating earnings/(loss)	177.4	(90.5)	267.9	N.M.
Interest expense, net	165.5	161.0	4.5	2.8%
Other (income)/expense, net	27.3	(5.4)	32.7	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(15.4)	(246.1)	230.7	93.7%
Income tax expense/(benefit)	24.1	21.6	2.5	11.6%

Earnings/(loss) from continuing operations	(39.5)	(267.7)	228.2	85.2%
Earnings/(loss) from discontinued operations, net of tax	(10.6)	(19.3)	8.7	45.1%

Net earnings/(loss)	(50.1)	(287.0)	236.9	82.5%
Less: Net earnings/(loss) attributable to noncontrolling interest	3.9	2.6	1.3	N.M.

Net earnings/(loss) attributable to Catalent	$(54.0)	$(289.6)	$235.6	81.4%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(audited, $ in millions)

	Fiscal Year Ended June 30, 2011	Fiscal Year Ended June 30, 2010

			Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$1,114.4	$1,067.9	$46.5	4.4%
Segment EBITDA	299.5	265.8	33.7	12.7%

Sterile Technologies
Net revenue	219.8	218.9	0.9	0.4%
Segment EBITDA	31.0	26.8	4.2	15.7%

Packaging Services
Net revenue	157.2	203.4	(46.2)	-22.7%
Segment EBITDA	5.0	11.9	(6.9)	-58.0%

Development & Clinical Services
Net revenue	175.3	160.0	15.3	9.6%
Segment EBITDA	34.0	27.2	6.8	25.0%

Inter-segment revenue elimination	(26.4)	(24.0)	(2.4)	10.0%

Unallocated Costs	(103.8)	(295.7)	(191.9)	-64.9%

Combined Total
Net revenue	1,640.3	1,626.2	14.1	0.9%
EBITDA from continuing operations	$265.7	$36.0	$229.7	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	June 30, 2010	Sept 30, 2010	Dec 31, 2010	March 31, 2011	Ended March 31, 2011	June 30, 2011	Ended June 30, 2011
Earnings/(loss) from continuing operations	$10.0	$(28.8)	$(6.4)	$(5.8)	$(31.0)	$1.5	$(39.5)
Interest expense, net	38.8	40.6	41.1	39.7	160.2	44.1	165.5
Income tax (benefit)/provision	6.3	1.4	9.2	7.9	24.8	5.6	24.1
Depreciation and amortization	31.0	28.9	30.2	30.4	120.5	30.0	119.5
Noncontrolling interest	(2.3)	0.8	(1.4)	(1.8)	(4.7)	(1.5)	(3.9)

EBITDA from continuing operations	83.8	42.9	72.7	70.4	269.8	79.7	265.7

Equity compensation	1.4	1.4	1.0	0.9	4.7	0.6	3.9

Impairment charges and (gain)/loss on sale of assets	4.7	0.6	(0.5)	3.0	7.8	0.4	3.5
Restructuring and special items	13.6	8.0	6.7	7.7	36.0	4.6	27.0
Property and casualty losses	—	—	—	1.1	1.1	10.5	11.6
Foreign Exchange loss(gain) (included in other, net) (1)	(21.9)	10.6	1.5	11.2	1.4	2.2	25.5
Other adjustments	1.7	0.4	0.3	—	2.4	2.4	3.1
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	3.1	10.6

Subtotal	85.8	66.4	84.2	96.8	333.2	103.5	350.9
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$85.8	$66.4	$84.2	$96.8	$333.2	$103.5	$350.9

(1)	The twelve months ended June 30, 2011 included $13.2 million of unrealized foreign currency exchange rate losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized losses were offset by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $23.5 million and $12.4 million, respectively. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(audited, $ in millions)

	As of June 30, 2011	As of June 30, 2010
ASSETS
Current assets:
Cash and equivalents	$205.1	$164.0
Trade receivables, net	274.8	236.7
Inventories, net	139.7	136.5
Prepaid expenses and other	104.0	92.7
Assets held for sale	—	52.6

Total current assets	723.6	682.5

Property and equipment, net	759.5	719.4

Other non-current assets, including intangible assets	1,348.1	1,325.5

Total assets	$2,831.2	$2,727.4

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$28.7	$30.2
Accounts payable	129.1	120.3
Other accrued liabilities	227.2	216.9
Liabilities held for sale	—	14.6

Total current liabilities	385.0	382.0
Long-term obligations, less current portion	2,318.6	2,239.8
Other non-current liabilities	337.5	369.1

Commitments and contingencies

Noncontrolling interest	3.8	(1.5)
Total Catalent shareholder’s (deficit)/equity	(213.7)	(262.0)

Total liabilities and shareholder’s equity	$2,831.2	$2,727.4

Condensed Statements of Cash Flows

(audited, $ in millions)

	For the Fiscal Year Ended June 30, 2011	For the Fiscal Year Ended June 30, 2010
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$114.7	$237.4
Net cash provided by/(used in) operating activities from discontinued operations	(15.0)	(3.6)

Net cash provided by/(used in) operating activities	99.7	233.8

Cash flows from investing activities
Proceeds from sale of assets	4.2	1.3
Additions to property and equipment and other productive assets	(92.7)	(73.3)

Net cash provided by/(used in) investing activities from continuing operations	(88.5)	(72.0)
Net cash provided by/(used in) investing activities from discontinued operations	38.1	5.3

Net cash provided by/(used in) investing activities	(50.4)	(66.7)

Cash flows from financing activities
Net change in short term borrowings	(3.3)	1.1
Repayments of revolver credit facility	—	(36.0)
Borrowings from revolver credit facility	—	—
Reduction of long term obligations	(24.1)	(20.7)
Equity contribution (redemption)	3.9	0.6
Payment of dividend to non-controlling interest holder	(2.6)	(1.7)

Net cash provided by/(used in) financing activities from continuing operations	(26.1)	(56.7)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(26.1)	(56.7)

Effect of foreign currency translation on cash	17.9	(10.3)

Net increase/(decrease) in cash and equivalents	41.1	100.1
Cash and equivalents at beginning of period	164.0	63.9

Cash and equivalents at end of period	$205.1	$164.0